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Exhibit 5

                        Squire, Sanders & Dempsey L.L.P.
                       801 S. Figueroa Street, 14th Floor
                       Los Angeles, California 90017-5554

                                December 27, 2001

VESTIN GROUP, INC.
2901 El Camino Avenue
Las Vegas, Nevada  89102



                     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        Reference is made to your Registration Statement on Form S-8 filed with the Securities and Exchange Commission on or about December 27, 2001, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 600,000 shares of common stock, $.0001 par value ("Common Stock"), of Vestin Group, Inc. (the "Company") to be offered pursuant to The Vestin Group, Inc. 2000 Stock Option Plan (the "Plan"). We are familiar with the Plan, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purpose of this opinion.

        Based upon the foregoing, we are of the opinion that the Common Stock to be offered pursuant to the Plan, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Stock.

                                        Respectfully submitted,


                                        /s/ Squire, Sanders & Dempsey